UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 28, 2005

MOHEGAN TRIBAL GAMING AUTHORITY

(Exact name of registrant as specified in its charter)

Connecticut	033-80655	06-1436334
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Mohegan Sun Boulevard, Uncasville, CT	06382
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (860) 862-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The Mohegan Tribal Gaming Authority (the “Authority”) is governed by a nine-member Management Board consisting of the nine members of the Mohegan Tribal Council (the governing body of the Mohegan Tribe of Indians of Connecticut (the “Tribe”)). Any change in the composition of the Mohegan Tribal Council results in a corresponding change in the Authority’s Management Board. The registered voters of the Tribe elect all members of the Tribal Council.

On August 28, 2005, the Tribe announced the results of an election held that day wherein all nine seats on the Mohegan Tribal Council were chosen. Effective as of October 3, 2005, the Tribal Council will be comprised of Bruce S. Bozsum, Mark F. Brown, Ralph James Gessner, Jr., Mark W. Hamilton, Roland J. Harris, Roberta J. Harris-Payne, Allison D. Johnson, Marilynn R. Malerba and William Quidgeon, Jr.

Mark F. Brown is the current Chairman of the Tribal Council. Bruce S. Bozsum and Roland J. Harris are each current council members of the Tribal Council.

Christine Damon-Murtha, Jayne G. Fawcett, Glenn R. Lavigne, Peter J. Schultz, Maynard L. Strickland and Shirley M. Walsh will each remain as members of the Tribal Council until their successors are seated on October 3, 2005. The new Chairman and other officers of the Tribal Council will be determined by the newly elected council members.

Bruce S. Bozsum, Ralph James Gessner, Jr., Mark W. Hamilton, Marilynn R. Malerba and William Quidgeon, Jr. will each serve four-year terms, while Mark F. Brown, Roland J. Harris, Roberta J. Harris-Payne and Allison D. Johnson will each serve two-year terms. Ralph James Gessner, Jr. and Mark W. Hamilton are currently employees of the Authority. Information concerning material related transactions between the new Tribal Council members and the Authority was unavailable at the time of this filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOHEGAN TRIBAL GAMING AUTHORITY

Date: August 29, 2005	By:	/s/ Mark F. Brown
Mark F. Brown
Chairman, Management Board